Exhibit 4.05

UNDER ARMOUR, INC.

CLASS C EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose of the Plan.

The purpose of this Under Armour, Inc. Employee Stock Purchase Plan, as it may be amended from time to time (the “Plan”), is to encourage stock ownership by eligible employees of Under Armour, Inc. (the “Company”) and each of its Designated Subsidiaries (as defined below), thereby increasing eligible employees’ personal interest in the Company’s continued success and progress. The Plan is intended to facilitate regular investment in the Company’s Common Stock (as defined below) by furnishing a convenient means for eligible employees to make stock purchases through payroll deductions. The Plan is not intended to comply with the provisions of Section 423 of the Code.

The Plan was originally adopted by the Company’s Board of Directors (the “Board”) on June 11, 2015, subject to approval by the Company’s stockholders, and subsequently, the Plan was approved by the Company’s stockholders on August 26, 2015 (the “Prior Plan”). The Prior Plan is being amended and restated as set forth herein to be effective May 23, 2024, the date of Board approval of the amendment and restatement of the Prior Plan (the “Effective Date”), subject to stockholder approval. Notwithstanding the foregoing, the amendment to the Offering Period from monthly to quarterly shall be effective on October 1, 2024 (“Offering Period Effective Date”).

The Prior Plan is being amended and restated, among other things, to increase the number of shares available for purchase under the Prior Plan by 2,000,000 shares of Common Stock (“Share Reserve Increase”). No purchase of shares of Common Stock that constitute the Share Reserve Increase and that are subject to such stockholder approval shall be issued to Participants prior to stockholder approval of such shares. Following the Effective Date but prior to the date of stockholder approval of the Share Reserve Increase, Common Stock under the Plan shall be issued under the Prior Plan. The Committee may terminate an Offering Period without the purchase of such shares and take such other actions with respect to such shares that it deems necessary if stockholders do not approve the Share Reserve Increase.

2.	Definitions.

For purposes of the Plan, the following terms shall have the meanings indicated herein.

(a) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

(b) “Committee” shall mean the Human Capital and Compensation Committee of the Board or such other persons as the Board appoints as Committee from time to time pursuant to the requirements of the Plan. The Committee shall be composed of at least two members of the Board, each of whom is a “disinterested person” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

(c) “Common Stock” shall mean the class C common stock of the Company, par value $.0003 1/3 per share.

(d) “Compensation” shall mean the amount of a Participant’s cash compensation paid by the Company or a Designated Subsidiary in the form of regular salary or wages and does not include any bonus or other amounts.

(e) “Custodian” shall mean the custodian appointed by the Committee from time to time pursuant to Section 7 herein to hold the shares of Common Stock purchased under the Plan and to maintain the Investment Accounts.

(f) “Designated Subsidiary” shall mean a Subsidiary of the Company that adopts (with the prior approval of the Committee), and has not terminated participation in or withdrawn from, the Plan. The Committee may designate any Subsidiary as a Designated Subsidiary, or revoke any such designation, at any time and from time to time.

(g) “Election Form” shall mean the election form or any other required enrollment documents, which may be in electronic form, as issued by the Committee or its designee from time to time.

(h) “Eligible Employee” shall mean an employee of the Company or a Designated Subsidiary who is eligible to participate in the Plan under the rules set forth in Section 5 herein.

(i) “Entry Date” shall mean the first business day of each calendar quarter, or such other date as may be determined by the Committee from time to time.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

(k) “Investment Account” shall mean a separate account maintained by the Custodian for each Participant which reflects the number of shares of Common Stock purchased under the Plan by such Participant and held by the Custodian.

(l) “Option” shall mean the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.

(m) “Offering Period” shall mean, effective commencing on the Offering Period Effective Date, each calendar quarter that occurs during the term of the Plan, unless otherwise determined by the Committee in its discretion. Prior to the Offering Period Effective Date, the Offering Period shall mean each calendar month that occurs during the term of the Plan.

(n) “Participant” shall mean each Eligible Employee who elects to participate in the Plan.

(o) “Purchase Date” shall mean the last trading day of the Offering Period, or such other date as determined by the Committee.

(p) “Subsidiary” shall mean a “subsidiary corporation” as defined in Section 424(f) of the Code.

3.	Common Stock Reserved for the Plan.

There shall be reserved for issuance under the Plan a total of 2,566,484 shares of Common Stock, subject to adjustment as provided in Section 12 herein. Such shares of Common Stock consist of 566,484 shares of Common Stock previously authorized, but unissued, under the Prior Plan, and 2,000,000 newly authorized shares of Common Stock available for issuance under the Plan, as of the Effective Date. If any Option terminates without having been exercised in full, the shares of Common Stock not purchased under such Option will again become available for issuance under the Plan. Shares of Common Stock issued under the Plan may be either authorized and un-issued shares, treasury shares or both.

4.	Administration of the Plan.

(a) The Plan shall be administered by the Committee. The Committee shall have the authority, consistent with the Plan, to interpret the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions shall be binding for all purposes under the Plan. The Committee may also delegate its authority to administer to the Plan, to the extent permitted by law and its Charter as in effect from time to time, to any individual or group of individuals. Subject to the provisions of Section 10(a) herein, the Plan shall be administered at the expense of the Company.

(b) No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and to the extent permissible by law, the Company shall indemnify and hold harmless each member of the Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including reasonable attorneys’ fees) or liability arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility.

(a) All full-time employees of the Company and each Designated Subsidiary whose principal work location is within the United States shall be eligible to participate in the Plan except for employees whose customary employment with the Company or a Designated Subsidiary is not more than five months in any calendar year, unless the Committee determines otherwise.

(b) Notwithstanding any provision in the Plan to the contrary, if the employment of any Participant is terminated for any reason prior to the Purchase Date (including termination by the Company or a Designated Subsidiary or termination by reason of death or disability) or a Participant ceases to be eligible to participate in the Plan, then (i) such employee is entitled to receive certificates (or book-entries at the Company’s transfer agent) representing all shares acquired by him or her under the Plan or such employee can elect to have the Custodian sell such shares and remit the proceeds, net of related costs, to him or her; (ii) such employee is entitled to receive any cash deducted from his or her Compensation pursuant to the Plan which has not yet been used to purchase shares under the Plan; and (iii) such employee shall not be eligible to participate in the Plan for any period commencing after the date of such termination of employment unless such employee again becomes eligible to participate in the Plan.

6.	Participation.

(a) (i) Each Eligible Employee may elect to participate in the Plan for each Offering Period, effective on the Entry Date for such Offering Period, by submitting an Election Form to participate in any manner prescribed by the Committee. For each Offering Period during which an Eligible Employee elects to participate in the Plan, such Eligible Employee shall authorize the Company or a Designated Subsidiary to deduct any whole percentage from such Eligible Employee’s Compensation in each regular payroll period during such Offering Period until the last payroll date prior to the Purchase Date. The Committee may set minimum or maximum limits on such deductions.

(ii) Subject to Section 6(a)(iii) herein, after the last date for making an election described in Section 6(a)(i) herein for an Offering Period, a Participant shall not be entitled to increase or reduce the percentage of Compensation deducted from his or her Compensation for such Offering Period. A Participant may elect to reduce or increase the percentage of his or her Compensation deducted pursuant to the Plan to any whole percentage, effective for a subsequent Offering Period by submitting an updated Election Form in any manner prescribed by the Committee.

(iii) A Participant may elect to reduce the percentage of his or her Compensation deducted pursuant to the Plan to zero, effective upon the filing of an updated Election Form by the Participant in any manner prescribed by the Committee. A Participant making an election under this Section 6(a)(iii) shall be deemed to have terminated his or her participation in the Plan and may not commence participation in the Plan again prior to the Entry Date of the Offering Period immediately following the date in which such termination occurs by filing an election pursuant to the requirements of Section 6(a)(i) herein.

(b) A Participant shall automatically continue to participate in the Plan with the same percentage of deductions until the Participant makes a new election described in Section 6(a)(ii) or (iii) herein or terminates employment or otherwise becomes ineligible to participate in the Plan.

(c) No interest will be paid on amounts deducted under the Plan.

(d) Any election permitted by this Section 6 shall be made by submitting an Election Form in any manner and within any time limit prescribed by the Committee. The time by which an election must be made as provided herein shall be subject to change by the Committee.

7.	Purchases.

(a) All amounts deducted pursuant to Section 6 hereof from a Participant’s Compensation shall be applied by the Committee on the immediately following Purchase Date to purchase Common Stock from the Company. The purchase price to be paid by the Participant for each whole and fractional share of Common Stock purchased hereunder shall be ninety-five percent (95%), or such lower percentage equal to or in excess of eighty-five percent (85%) as the Committee may determine from time to time, of the closing price of a share of Common Stock quoted on the New York Stock Exchange on the applicable Purchase Date. If there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists shall be used.

(b) The Committee shall appoint the Custodian for the Plan to hold all whole and fractional shares of Common Stock purchased under the Plan and to maintain a separate Investment Account for each Participant, to which Purchases for such Participant shall be credited. Each Participant shall receive a statement reflecting purchases for his or her Investment Account under the Plan from time to time.

8.	Limitation on the Number of Shares of Common Stock Which May Be Purchased.

The Committee may prescribe a limit on the number of shares of Common Stock which may be purchased by a Participant during a specified time period.

9.	Title of Accounts.

Each Investment Account will be in the name of the Participant alone.

10.	Rights as a Stockholder.

(a) From and after the Purchase Date on which shares of Common Stock are purchased by a Participant under the Plan, such Participant shall have all of the rights and privileges of a stockholder of the Company with respect to such shares. A Participant shall be entitled to direct the Custodian to transfer to him or her a certificate representing all or any portion of the shares of Common Stock purchased by him or her hereunder (other than fractional shares) or, upon the payment of a customary brokerage fee, to direct the Custodian to sell all or any portion of such shares.

(b) Prior to the Purchase Date on which shares of Common Stock are purchased by a Participant, such Participant shall not have any rights as a stockholder of the Company with respect to such shares. Each Participant shall be a general unsecured creditor of the Company to the extent of any amounts deducted under the Plan from such Participant’s Compensation during the period prior to the Purchase Date on which such amounts are applied to the purchase of Common Stock for the Participant.

11.	Rights Not Transferable.

Rights under the Plan are not transferable other than by will or the laws of descent and distribution.

12.	Adjustment for Changes in Common Stock.

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, reorganization, spin-off, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock which may be purchased under the Plan and the number and price of shares subject to an Option shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock which may be purchased under the Plan and take such other actions with respect to the Plan as the Committee may deem appropriate.

13.	Amendment of the Plan.

The Board may at any time, or from time to time, amend the Plan in any respect. No amendment shall be effective unless approved by the Company’s stockholders, if such approval is required to comply with any applicable law, regulation or stock exchange rule.

14.	Government and Other Regulations.

(a) The Plan, the purchase of Common Stock hereunder and the Company’s obligation to sell and deliver shares upon the exercise of Options shall be subject to all applicable Federal, State and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required. The Company shall not be under any obligation to issue shares of Common Stock upon the exercise of any Option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the shares under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof, (ii) any applicable listing requirement of any stock exchange on which the shares are listed has been satisfied, and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

(b) The Plan and the purchase of Common Stock hereunder shall be subject to all rules and regulations promulgated by the Committee regarding purchases and sales of Common Stock.

(c) Neither the Plan nor any Option granted hereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the Effective Date (together, “Section 409A”). Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any Option may be or become subject to Section 409A, the Committee may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Committee determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

15.	Termination of the Plan.

(a) The Plan and all rights hereunder shall terminate on the earlier to occur of:

(i) the date on which no Common Stock remains reserved for issuance under the Plan with respect to future deductions pursuant to the Plan; and

(ii) the termination of the Plan by the Board.

(b) Upon termination of the Plan, the Company shall return or distribute the payroll deductions credited to a Participant’s Investment Account (that have not been used to purchase shares of Common Stock) and shall distribute or credit shares of Common Stock credited to a Participant’s Investment Account.

16.	Applicable Withholdings.

All payments and distributions required under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions as determined by the Committee.

17.	No Employment Rights.

The establishment and operation of the Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment or other service, nor shall it interfere with the rights of the Company or a Designated Subsidiary to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

18.	Severability of Provisions.

If any provisions of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

19.	Governing Law.

The Plan will be governed by the laws of the state of Maryland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Maryland to resolve any and all issues that may arise out of or relate to the Plan.

20.	Construction.

The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, and shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

21.	Unfunded Plan.

Participants shall have no right, title or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive benefits from the Company or any affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

22.	Delivery and Execution of Electronic Documents; Data Protection.

To the extent permitted by applicable law, the Company may (a) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan (including without limitation, prospectuses required by the Securities Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Participant elections) in a manner prescribed by the Committee.

By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan. The Company may share such information with any Subsidiary or affiliate, any trustee, its registrars, brokers, other third-party administrator or any person who obtains control of the Company or any Subsidiary or affiliate or any division respectively thereof.

23.	No Representation or Warranties Regarding Tax Effect.

Notwithstanding any provision of the Plan to the contrary, the Company, its affiliates, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Option granted or any shares of Common Stock issued to any Participant under the Plan including, but not limited to, when and to what extent such Options or shares may be subject to tax, penalties and interest under the Tax Laws.